Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Reports 30 Percent Increase in Second Quarter Net Revenue
Increased Market Penetration, Acquisitions Drive Growth

SOUTH BEND, Ind., Aug. 22, 2006 - Newly public industrial services provider MISCOR Group, Ltd. (OTC BB: MCGL) reported record net sales for the second quarter and six months ended July 2, 2006, driven by strong gains in its Electrical Contracting and Diesel Engine Components segments, as well as continued strong performance by its industrial services segment. The SEC declared MISCOR’s initial public registration effective on May 12, 2006, and the Company has commenced trading on the OTC Bulletin Board.

MISCOR, a South Bend, Ind.-based provider of electrical contracting and services for specialty electric motors, lifting magnets, power distribution systems, and large diesel engines, posted net sales of $14.5 million in the second quarter of 2006, compared with net sales of $11.1 million in the same quarter of the prior year. MISCOR said that its service revenue increased 43.5 percent over the same period last year due to increases in all service sectors, while product sales were up 9.8 percent compared with the prior year. MISCOR said net sales grew in all its business segments.

“Our service business continues to grow in partnership with our product sales business. With the recent acquisition of Smith Services of Alabama, we expect to see service revenues continue to trend upward as we expand our footprint in the Gulf Coast states,” said John Martell, president and CEO of MISCOR Group. “We continue to evaluate the competitive landscape for strategic opportunities on the horizon, and remain committed to building the core operations of our business through a growing roster of blue-chip customers, leading the way for MISCOR to become a driving force in the industrial services, electrical contracting and diesel engine markets.”

MISCOR reversed its prior year operating loss to post operating income of $476,000 for the second quarter ended July 2, 2006, reflecting the higher sales. MISCOR posted a net loss of $1.1 million, or $0.01 per diluted share, compared to a net loss of $505,000, or $0.01 per diluted share, in the same quarter last year, as a result of higher interest expense, as well as a loss on warrants issued in conjunction with financing to fund acquisitions and the Company’s internal growth.

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Segment Results
MISCOR operates three reporting segments, including Industrial Services, comprised of the Motor, Magnet, and Engineering Services Groups; Electrical Contracting, which provides customers with a variety of maintenance and repair services for industrial, commercial, and institutional operations; and Diesel Engine Components, launched in 2005.

Total revenues for the three segments increased by $3.4 million in the quarter compared to the second quarter of 2005. Industrial Services accounted for $1.9 million of the increase due to growth on the services side of motor and magnet repairs, driven in part by new customers from the acquisition of Smith Services of Alabama in May 2006. Growth in the Electrical Contracting segment, which accounted for $900,000 of the sales gain, was driven by increased market penetration and brand recognition. The Diesel Engine Components segment, which was launched by MISCOR’s March 2005 acquisition of certain operating assets from Hatch & Kirk, contributed $600,000 to second quarter growth, primarily due to increased market penetration.

“Our results reflect a number of strategic initiatives that have been put in place to sustain our current rate of top-line growth,” said Richard Mullin, chief financial officer of MISCOR. “By expanding our regional presence in key markets throughout the country, we will be able to better serve existing customers while also positioning the Company to penetrate new customer accounts over time. As we capitalize on the benefits of geographic expansion, we remain focused on managing our expense structure as we build on the growth familiar to us as a private company.”

Over the past several years, MISCOR’s success as a rapidly growing private company has been recognized by Inc. magazine, which ranked the Company #128 among the 500 fastest-growing private companies in the country for 2005 and #58 for 2004. In addition, MISCOR was recently ranked #3 on the Inner City 100’s list of fastest-growing inner city companies in America with a five-year growth rate of 3,413 percent.

“Throughout MISCOR’s transition into the public markets, our team of industry veterans has ensured that the necessary strategy and tools are in place to continue the exceptional rate of growth that is achievable within our specialized, yet sizeable end-markets,” said Martell. “At the same time, we remain intensely focused on complementing our sales growth with prudent expense management, a strategy designed to drive us toward profitability and enhance shareholder value.”

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About MISCOR
Formerly known as Magnetech Integrated Services Corp., MISCOR conducts operations through three principal subsidiaries: Magnetech Industrial Services, Inc., which is primarily engaged in providing maintenance and repair services to industry for electric motors, lifting magnets and power distribution systems; Martell Electric, LLC which provides a wide range of electrical contracting services for industrial, commercial and institutional customers; and HK Engine Components, LLC which manufactures, repairs and engineers power assemblies for large diesel engines. Ranked on the Inc. 500 in each of the last two years, MISCOR has grown to more than 400 employees in 12 locations nationwide.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company's SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Rich Mullin, CFO	Noel Ryan, Jeff Lambert
MISCOR Group, Ltd.	Lambert, Edwards & Associates, Inc.
(574) 234-8131	(616) 233-0500 nryan@lambert-edwards.com